[LETTERHEAD]

January 26, 1996


Ms. Lakshmi McGrath
First Union Corporate Trust Department-FL 6065
200 South Biscayne Blvd.-14th Floor
Miami, FL 33131

Re: Players Club Apartments
    Lee County, Florida

Dear Ms. McGrath:

Players Club Apartments, a 288-unit complex situated in Lee County, 'Florida (the "Project"), was financed with the proceeds of $9,700,000 in tax-exempt bonds issued by the Florida Housing Finance Agency (the "Agency") pursuant to its Multi-Family Housing Revenue Bonds 1987 Series C (Players Club at Fort Myers Project). First Union and its predecessor (Southeast Bank, N.A.) have functioned as the Trustee representing the Agency, pursuant to a Trust Indenture between the Agency and Southeast dated as of July 1, 1987.

At present, the Trust Indenture and bonds require the payment of base interest on the outstanding principal at the rate of eight percent (8%) per annum, payable in arrears on the first day of each month, plus contingent interest to be paid from excess cash flow. The Project's cash flow from rental income continues to be affected by the weak economy in the area, and the developer has been struggling to meet the required base interest payments. Also, further capital improvements are needed in order to retain the Project's competitiveness with newer developments.

All of the bonds are owned by Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III (collectively "Summit"). The developer and Summit negotiated an arrangement whereby the minimum monthly payment of base interest required to be paid was at the rate of seven percent (7%) per annum for the year 1995. As before, the unpaid amounts of base interest were to accrue and be paid from first available proceeds from cash flow or proceeds from refinancing or sale. This arrangement, as set forth in a letter agreement dated as of December 1, 1994 (the "1994 Letter Agreement"), was

[ADDRESS]

Ms. Lakshmi McGrath
January 26, 1996
Page Two

forwarded to you under cover of our letter to Ms. Terry Kaufman dated January 13, 1995.

At this time we have agreed to extend all the provisions, terms and conditions of the 1994 Letter Agreement for another year, applicable to all Base Interest due and payable through December 31, 1996. Attached you will find the new agreement, as executed by the appropriate parties. The new payment rate takes effect with the February 1, 1996 payment for January, 1996 interest. Summit authorizes and requests that you accept monthly interest payments at the extended minimum pay rate commencing with the February 1, 1996 payment.

Thank you for your cooperation. If you have any questions, please contact Bruce Brown at (212) 421-5333.

Very truly yours,

SUMMIT TAX EXEMPT L.P. II,
a Delaware limited partnership

By: Related Tax Exempt Associates II, Inc.,
    a general partner

By: /s/ Alan Hirmes
    _____________________________________
    Alan Hirmes, Vice President

SUMMIT TAX EXEMPT L.P. III,
a Delaware limited partnership

By: Related Tax Exempt Associates III, Inc.,
    a general partner

By: ______________________________________
    Alan Hirmes, Vice President

MS40/db

cc: Max Schlopy
    J. Michael Fried
    Noelle Sweeney

[LETTERHEAD]

 December 1, 1995

 Players Club at Fort Myers, Ltd.
 c/o H/R Florida Associates, L.P.
 625 Madison Avenue
 New York, NY 10022

 Gentlemen:

 Players Club at Fort Myers, Ltd., a California limited partnership organized and existing in the State of California (the "Developer"), is the Developer and Owner of a 288-unit multifamily residential rental housing development known as Players Club Apartments, located in Lee County, Florida (the "Project"). The cost of acquiring, constructing, improving and equipping the Project was financed by the Florida Housing Finance Agency (the "Issuer"), by the issuance of its Multi-Family Housing Revenue Bonds, 1987 Series C (Players Club at Fort Myers Project), in the principal amount of $9,700,000 pursuant to a series of Bond Resolutions adopted on September 13, 1985; September 17, 1985; October 15, 1985; and June 26, 1987.

 The terms of the Bonds, the security therefor, the rights and remedies of the holders thereof, and various other matters in connection therewith were prescribed pursuant to a Trust Indenture between the Issuer and Southeast Bank, N.A. (the "Trustee"), dated as of July 1, 1987 (the "Trust Indenture").

 Proceeds of the Bonds were loaned to the Developer pursuant to a Loan Agreement between the Issuer and the Developer dated as of July 1, 1987 (the "Loan Agreement"), evidenced by the Developer's Promissory Note (the "Note") in the amount of $9,700,000. The obligations of the Developer under the Loan Agreement and the Note are secured by a Mortgage and Security Agreement, dated as of July 1, 1987, and various other loan documents defined in the Loan Agreement (collectively, the "Loan Documents").

 All of the Bonds issued pursuant to the Trust Indenture were purchased and are owned as of this date by Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III (collectively referred to as "Summit"), both of which are limited partnerships organized and existing under the laws of the State of Delaware.

[ADDRESS]

Players Club at Fort Myers
December 1, 1995
Page Two

As of February 1, 1992, the Project's cash flow was inadequate to provide for certain capital improvements required to be made and for certain other expenses being incurred; accordingly, the Developer requested that a portion of the Base Interest on the Note ("Base Interest"), required to be paid monthly in accordance with the terms of the Trust Indenture and Bonds, be temporarily deferred. The failure to pay any portion of the required Base Interest when due would constitute an Event of Default pursuant to various provisions of the Trust Indenture, Bonds and Loan Documents. Pursuant to Section 9.02 (a) of the Trust Indenture, Summit, as the single owner of the Bonds, is the designated "Acting Party" with the sole authority to take actions in respect of any Event of Default. In response to the Developer's request, the Developer and Summit entered into a letter agreement dated as of February 1, 1992 (the "1992 Letter Agreement"), whereby Summit agreed to forbear from enforcing its remedies under the various default and remedies provisions of the Trust Indenture, Bonds and Loan Documents (the "Remedies Provisions") based upon the payment of portions of the Base Interest, and on various other terms and conditions, all as set forth therein. Pursuant to the 1992 Letter Agreement, certain portions of the Base Interest which would have been due and payable between January 1, 1992 and December 31, 1993, were deferred in accordance with the terms and conditions thereof.

As of December 1, 1993, the Developer requested a continuation of Summit's agreement to forbear from enforcing its remedies under the Remedies Provisions upon the occurrence of further defaults for the non-payment of Base Interest when due, from and after December 31, 1993. In response to the Developer's request, the Developer and Summit entered into a second letter agreement dated as of December 1, 1993 (the "1993 Letter Agreement") pursuant to which certain portions of the Base Interest which would have been due and payable between January 1, 1994 and December 31, 1994, were deferred in accordance with the terms and conditions thereof.

As of December 1, 1994, the Developer requested that Summit agree to forbear from enforcing its remedies under the Remedies Provisions upon the occurrence of further defaults for the non-payment of Base Interest when due, from and after December 31, 1994, again conditioned on the payment of certain portions of such interest when due. In response to the Developer's request, the Developer and Summit entered into a third letter agreement dated as of December 1, 1994 (the "1994 Letter Agreement") pursuant to which certain portions of the Base Interest which would have been due and payable between January 1, 1995 and December 31, 1995, were deferred in accordance with the terms and conditions thereof.

As of this date, the Developer has requested that Summit agree to forbear from enforcing its remedies under the Remedies Provisions upon the occurrence of further defaults for the non-payment of Base Interest when due, from and after December 31, 1995, again conditioned on the payment of certain portions of such interest when due.

Players Club at Fort Myers
December 1, 1995
Page Three

Accordingly, the Developer and Summit hereby agree to extend all the provisions, terms and conditions of the 1994 Letter Agreement with respect to the payment of Base Interest due and payable from January 1, 1996 through December 31, 1996. Except for this extension of the "Time Period" as set forth in paragraph 2 (d) of the 1994 Letter Agreement, the Developer and Summit hereby agree that all the other provisions, terms and conditions of the 1994 Letter Agreement are hereby reaffirmed, and shall remain in full force and effect.

If the above accurately sets forth the extension of time on which we have agreed, please return to us five (5) copies of this letter executed by you in the space provided below, at which time this letter shall constitute a binding first amendment to the 1994 Letter Agreement.

                                    Very truly yours,

                                    SUMMIT TAX EXEMPT L.P. II

                                    By: Related Tax Exempt Associates II, Inc.,
                                        a general partner

                                    By: /s/ Alan Hirmes
                                        ____________________________________
                                        VICE PRESIDENT                (Title)

                                    SUMMIT TAX EXEMPT L.P. III

                                    By: Related Tax Exempt Associates III, Inc.,
                                        a general partner

                                    By: /s/ Alan Hirmes
                                        ____________________________________
                                        VICE PRESIDENT                (Title)

Players Club at Fort Myers
December 1, 1995
Page Four

Accepted and Agreed to this
5th day of December, 1995:

PLAYERS CLUB AT FORT MYERS, LTD.,
A California limited partnership

By: H/R FLORIDA ASSOCIATES L.P.,
    a Delaware limited partnership,
    a general partner

By: A General Partner:
    RELATED RESIDENTIAL ASSOCIATES, INC.,
    a Delaware Corporation

By: /s/ Max Schlopy
    _____________________________________
    Max Schlopy, Vice President: